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                                                                    EXHIBIT 3.43

                            ARTICLES OF INCORPORATION

                                       OF

                           RESIDUALS PROCESSING, INC.


         FIRST: The name of the corporation is:

                           Residuals Processing, Inc.

         SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THIRD: The name of this corporation's initial agent for service of process in the State of California is:

                             C T Corporation System

         FOURTH: The corporation is authorized to issue only one class of shares of stock and the total number of shares which this corporation is authorized to issue is one thousand (1,000).

         FIFTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         SIXTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.